As filed with the Securities and
Exchange Commission on May 6, 2005                   Registration No. 333-120146
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
                                   ON FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------

                               NATIONAL COAL CORP.
                 (Name of Small Business Issuer in its Charter)

            FLORIDA                                              65-0601272
   (State or Jurisdiction of                                   (I.R.S Employer
Incorporation or Organization)                               Identification No.)

                            8915 GEORGE WILLIAMS ROAD
                               KNOXVILLE, TN 37923
                                 (865) 690-6900
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                        JON NIX, CHIEF EXECUTIVE OFFICER
                               NATIONAL COAL CORP.
                            8915 GEORGE WILLIAMS ROAD
                               KNOXVILLE, TN 37923
                                 (865) 690-6900
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:

                             JOHN J. MCILVERY, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15821 VENTURA BOULEVARD, SUITE 525
                            ENCINO, CALIFORNIA 91436
                                 (818) 444-4500
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================
            TITLE OF EACH CLASS                                 PROPOSED MAXIMUM       PROPOSED          AMOUNT OF
               OF SECURITIES                    AMOUNT TO BE     OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
              TO BE REGISTERED                 REGISTERED (1)     PER UNIT (2)    OFFERING PRICE (2)      FEE (3)
-------------------------------------------    --------------   ----------------  ------------------    ------------
Common Stock, par value $.0001 per share...      12,621,858           $6.41          $ 80,906,110        $ 9,523

Common Stock, par value $.0001 per share,
    issuable upon conversion of                                                      $ 22,782,102        $ 2,681
    preferred stock........................       3,554,150           $6.41

Common Stock, par value $.0001 per share,                                            $  6,493,253        $   764
    issuable upon exercise of warrants.....       1,012,988           $6.41

    TOTAL                                        17,188,996                          $110,181,464        $12,968
====================================================================================================================




(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the NASDAQ SmallCap Stock Market on May 4, 2005.
(3) A registration fee of $20,286.59 was paid with respect to 17,990,470 shares with the initial filing of the Registration Statement.

THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-120146 SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933 ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(C), MAY DETERMINE.

                                EXPLANATORY NOTE

Pursuant to Rule 401(e) of the Securities Act of 1933, the Registrant is filing this Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 to update the information contained in the prospectus included in the Registrant's Registration Statement on Form SB-2, as amended (Registration Statement No. 333-120146).
================================================================================

                    Subject to Completion, Dated May 6, 2005

                               NATIONAL COAL CORP.

                                17,188,996 SHARES
                                  COMMON STOCK

                                   ----------


         This prospectus relates to the offer and sale from time to time of up to 17,188,996 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

         Our common stock is quoted on the NASDAQ SmallCap Stock Market under the symbol "NCOC." On April 28, 2005, the last reported sales price of the common stock on the NASDAQ SmallCap Market was $6.55 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                 PAGE                                       PAGE
                                 ----                                       ----

Prospectus Summary..............  1      Experts...........................  25
Risk Factors....................  3       Limitation on Liability
Forward-looking Statements......  9        and Disclosure of Commission
Use of Proceeds.................  9        Position on Indemnification
Selling Shareholders............  10       for Securities Act Liabilities..  25
Plan of Distribution............  23      Where You Can Find
Legal Matters...................  25       More Information................  25


         You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         Except as otherwise indicated, information in this prospectus reflects a 1-for-4 reverse stock split of our common stock which took effect at the close of business on January 12, 2005.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE
RELATED NOTES. REFERENCES IN THIS PROSPECTUS TO "NATIONAL COAL," "NCC," "WE," "OUR" AND "US" REFER TO NATIONAL COAL CORP. AND OUR CONSOLIDATED SUBSIDIARIES.

                                  OUR BUSINESS

         National Coal Corp. engages principally in the business of mining coal in Eastern Tennessee and Southeastern Kentucky. We own the coal mineral rights to the New River Tract assemblage, which consists of approximately sixty-five thousand (65,000) acres, and own and lease another approximately forty-three thousand (43,000) acres on properties in Anderson, Campbell and Scott Counties, approximately twenty-five miles northwest of Knoxville, Tennessee, and Bell, Harlan and Leslie Counties in Southeastern Kentucky. We commenced mining coal in July 2003. At March 31, 2005, we were extracting coal from four deep mines and a surface mine.

                       OUR HISTORY AND CONTACT INFORMATION

         Prior to April 30, 2003, National Coal Corp., formerly known as Southern Group International, Inc., was a "blank check" company, which is a company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies. On April 30, 2003, National Coal Corp. consummated a reorganization in which all of the outstanding shares of National Coal Corporation, a privately-held Tennessee corporation, were exchanged for common shares of National Coal Corp. National Coal Corporation was formed in January 2003, and from inception through June 30, 2003, National Coal Corporation was in the exploration stage with no operating revenue. During the third quarter of 2003, we commenced coal mining operations and, accordingly, are no longer in the exploration stage. The address of our principal executive office is 8915 George Williams Road, Knoxville, TN 37923, and our telephone number is (865) 690-6900. Our website address is www.nationalcoal.com. The information that can be accessed through viewing our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered.......................      17,188,996    shares   by   the
                                                 selling shareholders

Common stock outstanding
   before this offering....................      13,709,728 shares

Common stock to be outstanding
   after this offering.....................      18,276,866 shares

Use of proceeds............................      We will not  receive any of the
                                                 proceeds   from   the  sale  of
                                                 shares of our  common  stock by
                                                 the selling  shareholders.  See
                                                 "Use of Proceeds."

NASDAQ SmallCap Stock Market symbol........      NCOC

Risk Factors...............................      See "Risk Factors" beginning on
                                                 page 3 for a
                                                 discussion  of factors that you
                                                 should    consider    carefully
                                                 before deciding to purchase our
                                                 common stock.

         In the table above, the number of shares to be outstanding after this offering is based on 13,709,728 shares outstanding as of April 28, 2005, and assumes the issuance to the selling shareholders of the following additional shares which are being offered for sale under this prospectus:

         o        3,554,150   shares   issuable  upon   conversion  of  1,421.66
                  outstanding  shares of Series A convertible  preferred  stock;
                  and

         o 1,012,988 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.96 per share.

         In the table above, the number of shares to be outstanding after this offering does not reflect the issuance of the following shares which are not being offered for sale under this prospectus:

         o 1,298,750 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.98 per share, as of April 28, 2005;

         o 1,245,000 additional shares reserved for issuance under our 2004 Option Plan, as of April 28, 2005; and

         o 140,000 shares issuable upon the exercise of outstanding warrants at an exercise price of $8.50 per share, as of April 28, 2005.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

SIGNIFICANT COMPETITION FROM ENTITIES WITH GREATER RESOURCES COULD RESULT IN OUR FAILURE.

         We operate in a highly competitive industry with national and international energy resources companies. Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our competitors' use of their substantially greater resources could overwhelm our efforts to operate successfully and could cause our failure.

THERE IS NO ASSURANCE THAT OUR LIMITED REVENUES WILL BE SUFFICIENT TO OPERATE AS A GOING CONCERN, OR THAT WE WILL GENERATE GREATER REVENUES IN THE FUTURE.

         We were formed to create a regional coal producer in Tennessee. We had no revenues from inception until the third quarter 2003 when we began mining operations. We are not profitable and have a limited operating history. We must be regarded as a risky venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

         Our coal sales for the calendar 2004 were approximately $16.9 million. There is no assurance that we can achieve greater sales or generate profitable sales. We expect that many coal producers could produce and sell coal at cheaper prices per ton than our production cost rates, which could adversely affect our revenues and profits, if any. There is no assurance that we will ever operate profitably. There is no assurance that we will generate continued revenues or any profits, or that the market price of our common stock will be increased thereby.

OUR  INABILITY  TO  DIVERSIFY  OUR   OPERATIONS   MAY  SUBJECT  US  TO  ECONOMIC
FLUCTUATIONS WITHIN OUR INDUSTRY.

         Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one business area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

THE LOSS OF, OR CONFLICTS WITH, KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         We are heavily dependent upon the skills, talents, and abilities of our executive officers and board of directors, as well as our consultants, to implement our business plan. Given the intense competition for qualified management personnel in our industry, the loss of the services of any key management personnel may significantly and detrimentally affect our business and prospects. There is no assurance that we will be able to retain these personnel, and it may be time consuming and costly to recruit qualified replacement personnel.

         Certain conflicts of interest may exist between our officers, directors and us. Although management's time is devoted to our business, some of our officers and directors have other business interests to which they devote their attention, and they may be expected to continue to do so. As a result, conflicts of interest may arise that can be resolved only through the exercise of prudent judgment consistent with such officers' and directors' fiduciary duties to us. We may, from time to time, find that the inability of our directors and other officers to devote their complete attention to our business results in a delay in progress toward implementing our business plan, and detrimentally affects our business.

OUR DIRECTOR AND OFFICER INDEMNIFICATION POLICIES IN CONJUNCTION WITH THE PROVISIONS OF FLORIDA LAW COULD RESULT IN SUBSTANTIAL UN-RECOUPABLE EXPENDITURES AND REDUCED REMEDIES AGAINST DIRECTORS AND OFFICERS.

         Florida Revised Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us such amounts, if it is ultimately determined that such person was not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

         Florida Revised Statutes exclude personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

THERE IS NO ASSURANCE THAT WE WILL FIND PURCHASERS OF OUR PRODUCT AT PROFITABLE PRICES.

         If we are unable to achieve supply contracts, or are unable to find buyers willing to purchase our coal at profitable prices, our revenues and operating profits could suffer.

IF TRANSPORTATION FOR OUR COAL BECOMES UNAVAILABLE OR UNECONOMIC FOR OUR CUSTOMERS, OUR ABILITY TO SELL COAL COULD SUFFER.

         Transportation costs represent a significant portion of the total cost of delivered coal and, as a result, play a critical role in a customer's purchasing decision. Increases in transportation costs could make our coal less competitive as a source of energy or could make some of our operations less competitive than other sources of coal.

         Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to its customers. While U.S. coal customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations.

RISKS INHERENT TO MINING COULD INCREASE THE COST OF OPERATING OUR BUSINESS.

         Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions.

THE GOVERNMENT EXTENSIVELY REGULATES OUR MINING OPERATIONS, WHICH IMPOSES SIGNIFICANT COSTS ON US, AND FUTURE REGULATIONS COULD INCREASE THOSE COSTS OR LIMIT OUR ABILITY TO PRODUCE COAL.

         Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, significant legislation mandating specified benefits for retired coal miners affects our industry. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract, if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

         In  addition,  the  United  States  and  over  160  other  nations  are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal. According to the Energy Information Administration's Emissions of Greenhouse Gases in the United States 2001, coal accounts for 32% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions. Further developments in connection with regulations or other limits on carbon dioxide emissions could have a material adverse effect on our financial condition or results of operations.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO CONTINUE ACQUIRING AND DEVELOPING COAL RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

         Our recoverable reserves will decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of the coal deposits under our mineral rights. Furthermore, we may not be able to mine all of our coal deposits as profitably as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. Our current strategy includes increasing our coal deposits base through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties. Additionally, the federal government limits the amount of federal land that may be leased by any company to 150,000 acres nationwide. As of

September 30, 2004, we leased no acres from the federal government. The limit could restrict our ability to lease significant federal lands.

         Our planned development and exploration projects and acquisition activities may not result in the acquisition of significant additional coal deposits and we may not have continuing success developing additional mines. Our mining operations are conducted on mineral rights owned and/or leased by us. Because title to most of our mineral rights are not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our leased coal deposits may be materially adversely affected, if defects in title or boundaries exist. In addition, in order to develop our coal deposits, we must receive various governmental permits. We cannot predict whether we will continue to receive the permits necessary for us to operate profitably in the future.

IF THE COAL INDUSTRY EXPERIENCES OVERCAPACITY IN THE FUTURE, OUR PROFITABILITY COULD BE IMPAIRED.

         During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Similarly, an increase in future coal prices could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

OUR  OPERATIONS  COULD BE  ADVERSELY  AFFECTED IF WE FAIL TO  MAINTAIN  REQUIRED
BONDS.

         Federal and state laws require bonds or cash deposits to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation, to secure coal lease obligations and to satisfy other miscellaneous obligations. At December 31, 2004, $257,500 was on deposit with OSM for reclamation bonds related to our Patterson Mountain mining operations. In addition, we have approximately $4.27 million of cash invested in certificates of deposit, against which an irrevocable bank letter of credit is written in favor of OSM and have posted a $700,000 letter of credit secured by our executive office building favor of OSM for the reclamation bonds related to our mine #7, mine #9, and mine #1 operations and other mining permits acquired from U.S. Coal, Inc. Reclamation bonds are typically renewable on a yearly basis if they are not posted with cash. Our failure to maintain, or inability to acquire, bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

         o lack of availability, higher expense or unfavorable market terms of new bonds;

         o restrictions on the availability of collateral for current and future third-party bond issuers under the terms of our indenture or new credit facility; and

         o the exercise by third-party bond issuers of their right to refuse to renew the bonds.


TERRORIST ATTACKS AND THREATS, ESCALATION OF MILITARY ACTIVITY IN RESPONSE TO SUCH ATTACKS OR ACTS OF WAR MAY NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO COLLECT PAYMENTS FROM OUR CUSTOMERS COULD BE IMPAIRED DUE TO CREDIT ISSUES.

         Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base may not be highly creditworthy. If deterioration of the creditworthiness of customers or trading counterparties occurs, our business could be adversely affected.

                         RISKS RELATED TO THIS OFFERING

A LIMITED PUBLIC MARKET EXISTS FOR OUR SECURITIES, WHICH MAY RESTRICT OUR SHAREHOLDERS' ABILITY TO TRADE IN OUR STOCK.

         There is a limited public market for our common stock on the NASDAQ SmallCap Stock Market, and no assurance can be given that a market will continue or that a shareholder will ever be able to liquidate his investment without considerable delay, if at all. Our stock price may be highly volatile. Factors such as those discussed in this section may have a significant impact upon the market price of our securities. Due to the low price of our securities, many brokerage firms may not be willing to effect transactions in our securities.
Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.

WE DO NOT FORESEE PAYING DIVIDENDS IN THE NEAR FUTURE.

         We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We are restricted from making cash dividend payments on our common stock under the terms of our Series A convertible preferred stock.

OUR ISSUANCE OF FURTHER STOCK MAY RESULT IN THE LOSS OF CONTROL BY PRESENT MANAGEMENT AND SHAREHOLDERS.

         We may issue further shares as consideration for cash, assets or services out of our authorized but not issued common stock that could, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be that those new shareholders and management would control us, and unknown persons could replace our management at that time. Such an occurrence would result in a greatly reduced percentage of ownership of us by our current shareholders.

WE OPERATE IN AN INDUSTRY THAT IS SUBJECT TO SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS FROM QUARTER TO QUARTER THAT MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY.

         Factors that may influence our quarterly operating results include:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o        the costs of reclamation of previously mined properties; and

         o        industry competition.

         Due to these factors, it is possible that in some quarters our operating results may be below our shareholders' expectations and those of public market analysts. If this occurs, the price of our common stock would likely be adversely affected.

OUR STOCK PRICE MAY DECREASE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR SHAREHOLDERS TO SUFFER SIGNIFICANT LOSSES.

         The following factors could cause the market price of our common stock to decrease, perhaps substantially:

         o the failure of our quarterly operating results to meet expectations of investors or securities analysts;

         o adverse developments in the financial markets, the coal and energy industries and the worldwide or regional economies;

         o        interest rates;

         o        changes in accounting principles;

         o        sales of common stock by existing security holders;

         o        announcements of key developments by our competitors; and

         o        the   reaction   of  markets   and   securities   analysts  to
                  announcements and developments involving our Company.

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR SHAREHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED.

         Our business strategy may include expansion through internal growth, by acquiring complementary businesses, or by establishing strategic relationships with targeted customers. In order to do so or to fund our other activities, we may issue additional equity securities that could dilute our shareholders' stock percentage ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations.

OFFICERS AND  DIRECTORS OWN A  SIGNIFICANT  PORTION OF OUR COMMON  STOCK,  WHICH
COULD  LIMIT  OUR  SHAREHOLDERS'   ABILITY  TO  INFLUENCE  THE  OUTCOME  OF  KEY
TRANSACTIONS.

         As of April 28, 2005, our officers and directors and their affiliates owned approximately 44.8% of our outstanding voting shares. As a result, our officers and directors are able to exert considerable influence over the outcome of any matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these shareholders could also discourage others from seeking to acquire control of us through the purchase of our common stock which might depress the price of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our expectations concerning litigation, regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o        the costs of reclamation of previously mined properties;

         o        the risks of expanding coal production;

         o        industry competition;

         o        our ability to continue to execute our growth strategies;

         o        general economic conditions;

         o and other factors discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder.

                              SELLING SHAREHOLDERS

RELATIONSHIPS WITH SELLING SHAREHOLDERS

     OFFICERS AND DIRECTORS

         Jon Nix, Charles Kite and Jeanne Bowen Nix, each a selling shareholder under this prospectus, currently serve as executive officers of the Company. Mr. Nix also serves as a director. Rob Chmiel, also a selling shareholder under this prospectus, served as our Chief Financial Officer and a director from September 2003 through March 31, 2005. Mr. Chmiel continues to provide consulting services to us on a project basis. In addition to our employment relationship with Mr. Nix, Mr. Kite and Ms. Bowen Nix, each also entered into certain transactions with us described below.

         On February 26, 2003, we acquired mining equipment and certain other intangible mining rights and information from Strata Coal, LLC for $47,000 and the assumption of $188,875 in liabilities consisting of trade payables and promissory notes payable to unrelated parties. Strata was owned by Jon Nix, our President and Chief Executive Officer, and Farrald Belote, a former director. On June 11, 2003, we sold the mining equipment we acquired from Strata to Jenco Capital Corporation ("Jenco") for $30,000. Mr. Nix is an executive officer and controlling shareholder of Jenco.

         On July 1, 2003, we sold to Jenco mineral royalty rights for coal mined on the Patterson Mountain portion of the New River Tract assemblage for $75,156. Pursuant to this royalty agreement, we are required to pay Jenco $2.00 per ton of coal mined on the property. During the six months ended December 31, 2003 and June 30, 2004, we paid Jenco $59,572 and $75,106, respectively, pursuant to this agreement. No further payments are required to be made to Jenco under this royalty agreement.

         On August 1, 2003, we sold to Jenco our interest in mineral royalty rights we received from U.S. Coal, Inc. for coal mined on the Smoky Mountain portion of the New River Tract assemblage for $250,000. Pursuant to this royalty agreement, Jenco receives royalty payments from U.S. Coal, Inc. for coal it mines on the property. No further payments are required to be made to Jenco under this royalty agreement.

         On June 30, 2003, we assigned to Jon Nix and Farrald Belote, a ten-year, $0.25 per ton royalty interest on all the coal sold from the New River Tract assemblage. Pursuant to this agreement, if we sell any mineral properties on the New River Tract assemblage prior to end of the ten-year period, we must settle the remaining royalty obligation by paying 12 1/2% of the sales price to each of Messrs. Nix and Belote. Pursuant to our sales of mineral property rights to Jenco in July and August 2003, we incurred an obligation to pay an aggregate of $81,289 to Messrs. Nix and Belote under this agreement. In February 2004, Messrs. Nix and Belote each agreed to permanently cancel this agreement.

         We borrowed an aggregate of $315,000 from Jenco from August 2003 through January 2004, and we borrowed $105,000 from Jon Nix in December 2003. Each of these loans was evidenced by a note payable which accrued simple interest at an annual rate of 8% and was payable on demand. These loans were paid in full during the first six months of 2004.

         During 2003, we paid the law firm of Kite, Bowen & Associates, PA a total of $45,000 for professional services rendered to us. Charles Kite, a former director and our current General Counsel, and Jeanne Bowen Nix, our Secretary and Treasurer and Assistant Counsel, were partners of this law firm.

     2003 DEBT FINANCING

         During 2003 we raised gross proceeds of $198,000 pursuant to a series of private placements of unsecured promissory notes to four unrelated parties, Robert Pardue, John Kalb, Murphy Christina and Bernice Starrett, all of whom are selling shareholders. Each of the notes had an interest rate of 10% per annum and was due in March 2004. In November 2003, these note holders agreed to extend the terms of the notes to November 2004 in consideration of the issuance to them of warrants to purchase an aggregate of 41,250 shares of our common stock. These notes were subsequently converted into shares of our common stock as described below.

     JANUARY 2004 PRIVATE PLACEMENT

         In January 2004, four unrelated parties, holding an aggregate principal amount of $198,000 of notes payable, converted all of their then outstanding principal and accrued interest into shares of our common stock at a conversion price of $2.20 per share. We issued 92,099 shares of common stock, 90,000 shares of which were issued in repayment of principal and 2,099 shares of which were issued in repayment of accrued interest. Of these shares, 15,350 were issued to Robert Pardue, 27,909 were issued to John Kalb, 23,257 were issued to Murphy Christina, and 25,583 were issued to Bernice Starrett, all of whom are selling shareholders under this prospectus.

     FEBRUARY 2004 PRIVATE PLACEMENT

         In February 2004, we sold an aggregate of 1,250,000 shares of our common stock in a private placement, at a price of $2.20 per share. Crestview Capital Master, LLC purchased 650,000 of the 1,250,000 shares, Gerald Rubin purchased 500,000 of the shares, and Bryon Rubin and Chris Carameros each purchased 50,000 of the shares. Each of these investors is a selling shareholder under this prospectus.

     SENIOR SECURED DEBT FINANCING

         In April and May 2004, we raised in separate transactions gross proceeds of $7.5 million pursuant to a series of separate private placements of senior secured promissory notes that mature in April and May 2005 and three-year warrants to purchase up to an aggregate of 625,000 shares of our common stock at an exercise price of $4.00 per share. The notes were secured by all of our coal mining assets, and had an interest rate of 12% for the first three months, 15% for the second three months and 18% thereafter. Interest was payable quarterly. We paid Dillon Capital, Inc. a placement agent fee of $285,000 and warrants to purchase 37,500 shares of common stock with an exercise price of $4.00 per share as consideration for services in this transaction. This indebtedness was repaid in full in August and September, 2004.

         The following purchasers of the senior secured promissory notes are selling shareholders under this prospectus: Gil Avidar; Blackpool Partners, LLC; Joel Chestler; Crestview Capital Master, LLC; Dara Fieldman; Stewart & Jennifer Flink; Scott P. George; GLL Single Strategy, L.P.; Steven J. Halpern; Jacob Capital, LLC; Richard P. Kiphart; Lachman Family Limited Partnership; Joseph Levy Jr. Declaration of Trust; Nancy Hoyt Revocable Trust; Eugene V. Rintels; Thomas J. Ginley Life Insurance Trust U/A Dtd. 1-22-97; David Valentine; Woodland Financial Group, LLC; and CD Investment Partners, Ltd.

     CUMBERLAND TIMBER COMPANY

         In May 2004, we purchased from Cumberland Timber Company, LLC, 1,738 acres of land in Eastern Tennessee for a total purchase price of $631,000, which consisted of $280,000 cash and 75,000 shares of common stock. The 75,000 shares were issued at a price per share of $4.68, which was the closing price of our stock on May 14, 2004, the date of closing for this transaction.

     AUGUST 2004 PRIVATE PLACEMENTS

         SERIES A CONVERTIBLE PREFERRED STOCK FINANCING

         On August 31, 2004, we sold $16,030,000 of Series A convertible preferred stock and common stock purchase warrants in private placement financings in separate transactions. We issued a total of 1,068.67 shares of
Series A convertible preferred stock, at $15,000 per share, for cash consideration of approximately $11.3 million and cancellation of $4.725 million of our senior secured promissory notes. Each share of Series A convertible preferred stock is convertible into 2,500 shares of common stock. For each share of Series A convertible preferred stock, the investors also were issued two-year warrants to purchase 500 shares of common stock at an exercise price of $8.40 per share. We sold these securities in separate transactions to the following investors, all of whom are selling shareholders under this prospectus: Asset Managers International Lmtd; Gil Avidar; Big Bend XII Investments, LP; Blackpool Partners, LLC; Joel Chestler; Crestview Capital Master, LLC; Dara Fieldman; Stewart & Jennifer Flink; Scott P. George; GLL Single Strategy, L.P.; Steven J. Halpern; Jacob Capital, LLC; Richard P. Kiphart; Lachman Family Limited Partnership; Joseph Levy Jr. Declaration of Trust; Nancy Hoyt Revocable Trust; Bear Stearns as custodian for Nathan A. Low Roth IRA; North Sound Legacy Fund LLC; North Sound Legacy Institutional Fund LLC; North Sound Legacy International Ltd.; RHP Master Fund Ltd.; Eugene V. Rintels; Byron Rubin; Gerald J. Rubin;
Stonestreet L.P.; Tiberius Investments & Capital; Thomas J. Ginley Life Insurance Trust U/A Dtd. 1-22-97; Treeline Investment Partners, L.P.; David Valentine; Whalehaven Capital LP; Whalehaven Fund Limited; Woodland Financial Group, LLC; and CD Investment Partners, Ltd.

         Of these investors, Gil Avidar; Blackpool Partners, LLC; Joel Chestler; Crestview Capital Master, LLC; Dara Fieldman; Stewart & Jennifer Flink; Scott P. George; GLL Single Strategy, L.P.; Steven J. Halpern; Jacob Capital, LLC;
Richard P. Kiphart; Lachman Family Limited Partnership; Joseph Levy Jr. Declaration of Trust; Nancy Hoyt Revocable Trust; Eugene V. Rintels; Thomas J. Ginley Life Insurance Trust U/A Dtd. 1-22-97; David Valentine; Woodland Financial Group, LLC; and CD Investment Partners, Ltd. were holders of our senior secured debt, which debt was either repaid from proceeds from the financing or converted into shares of our Series A convertible preferred stock, and Crestview Capital Master, LLC also is an existing shareholder of ours.

         CONVERTIBLE DEBT FINANCING

         On August 31, 2004, we issued $3,000,000 of convertible promissory notes to Crestview Capital Master, LLC and SDS Capital Group SPC, Ltd. Prior to maturity, the convertible promissory notes were convertible into units consisting of our Series A convertible preferred stock and common stock purchase warrants, at a price of $15,000 per unit. Each unit consisted of one share of Series A convertible preferred stock and two-year warrants to purchase up to 500 shares of common stock at an exercise price of $8.40 per share. The convertible promissory notes had an interest rate of 8% per annum and had a term of nine months.

         In December 2004, Crestview Capital Master, LLC and SDS Capital Group SPC, Ltd. converted the $3,000,000 of convertible promissory notes into 200 shares Series A convertible preferred stock and warrants to purchase up to 100,000 shares of common stock.

         PREFERRED STOCK AND WARRANT PURCHASE RIGHTS

         Investors who paid cash consideration in either the Series A convertible preferred stock financing or convertible debt financing also received the right to purchase additional units of Series A convertible preferred stock and common stock purchase warrants. Each of these investors had a right to purchase, at a price of $15,000 per unit, up to a number of units with an aggregate purchase price equal to 33.33% of the amount invested in the initial financing. Each unit consisted of one share of Series A convertible preferred stock and two-year warrants to purchase up to 500 shares of common stock at an exercise price of $8.40 per share. The holders of convertible promissory notes had a right to exercise this additional purchase right only if they converted their promissory notes in full.

         The additional purchase rights were required to be exercised on or before April 28, 2005. In December 2004, we issued 241.33 shares of our Series A convertible preferred stock and warrants to purchase 120,665 shares of our common stock, upon the exercise by certain holders of these purchase rights. In 2005, we issued 15.99 shares of our Series A convertible preferred stock and warrants to purchase 7,995 shares of our common stock, upon the exercise by certain holders of these purchase rights. We received total gross proceeds of approximately $3,860,000 in connection with the sale of these securities through April 28, 2005. All rights to purchase additional units of Series A convertible preferred stock and common stock purchase warrants that were not exercised prior to April 29, 2005 have expired.

         SALE OF COMMON STOCK BY DIRECTOR

         Concurrently with the closing of the Series A convertible preferred stock and convertible promissory note financings in August 2004, the investors in those transactions also purchased a total of 1,345,069 shares of common stock from Farrald Belote, a former director of ours, for total proceeds to Mr. Belote of $3,467,180. The purchasers of convertible preferred stock acquired a total of 1,270,069 shares at price of $2.60 per share, and the purchasers of convertible promissory notes acquired 75,000 shares at a price of $2.20 per share.

         PLACEMENT AGENTS

         Burnham Hill Partners, a division of Pali Capital Inc., and William Blair & Company acted as placement agents in the August 2004 financings. Additionally, Dillon Capital, Inc. received placement agent fees as consideration for the purchase in the August 2004 financings of debt and equity securities by holders of our senior secured promissory notes. Dillon acted as placement agent in connection with our sale of these senior secured promissory notes in April and May 2004. For their services, we paid the placements agents an aggregate of $1,169,683 in cash, including the reimbursement of costs, and issued to Burnham Hill Partners and William Blair & Company warrants to purchase up to 175,000 shares and 75,000 shares, respectively, of our common stock. Burnham Hill subsequently assigned these warrants to Jason Adelman, Hilary Bergman, Brad Reifler, Eric Singer and Matthew Balk, employees of Pali Capital Inc., who are selling shareholders under this prospectus.

         REGISTRATION RIGHTS AGREEMENT

         In connection with the August 31, 2004 private placement financings, we entered into separate registration rights agreements with the investors. Pursuant to the separate registrant rights agreements, we agreed to file a registration statement registering the resale by the investors of all of the shares of common stock issuable upon conversion of preferred shares and exercise of warrants, including preferred shares and warrants issuable upon conversion of the convertible promissory notes and exercise of the purchase rights. We agreed to keep the registration statement effective until the earlier of the date on which all of the common shares have been sold and the date that all the common shares may be sold by the investors pursuant to Rule 144(k) under the Securities Act. If we do not register these shares for resale within 150 days  of  the  closing  date  of the  financing,  or if we  fail  to  keep  such registration continuously effective during the period specified in the Registration Rights Agreements, we must pay each of the investors a fee of 2.0% of the per share purchase price paid by such investor for each preferred share, and following such date a fee of 1.0% of the per share purchase price paid by such investor for each preferred share for each month that the shares are not registered. Pursuant to the separate registration rights agreements, we filed with the SEC the registration statement of which this prospectus is a part to register for resale the shares of common stock identified above, and each of the investors in the private placement financings is identified as a selling shareholder in this prospectus.

     CRESTVIEW CAPITAL MASTER, LLC

         In February 2004, Crestview Capital Master, LLC, an entity controlled by Crestview Capital Funds, purchased four outstanding notes payable of ours, from an unrelated party, in the aggregate principal amount of $3,465,216. Concurrent with its purchase of these notes, Crestview agreed to extend the maturity date on all four notes to March 25, 2005 and to modify certain provisions. These notes had an interest rate of 12% per annum. Two of the notes, in the aggregate principal amount of approximately $3.2 million, were convertible into our common stock at a price of $2.00 per share. Crestview also purchased common stock purchase warrants from the original debt holder, which warrants had been issued by us as additional consideration for the convertible notes. The warrants gave Crestview a right to purchase up to 399,312 shares of our common stock at a price of $2.20 per share, and were due to expire on March 25, 2005. Two of the notes payable dated September 25 and September 30, 2003 in the aggregate principal amount of $270,314, were paid in full in December 2004. With respect to the convertible notes:

         o On March 31, 2004, we issued to Crestview 80,346 shares of common stock upon conversion of $160,693 of accrued interest;

         o In April 2004, we issued to Crestview 250,000 shares of common stock upon conversion of $500,000 of principal;

         o In October 2004, we issued to Crestview 1,347,451 shares of common stock upon conversion of the remaining $2,694,902 of principal of the convertible debentures; and

         o In October 2004, we issued to Crestview 399,312 shares of common stock upon exercise of common stock purchase warrants, for a total proceeds to us of $878,487.50.

         Also in February 2004, we sold an aggregate of 1,250,000 shares of our common stock in a private placement, at a price of $2.20 per share. Crestview Capital Master, LLC purchased 650,000 of the 1,250,000 shares.

         Crestview Capital Master, LLC invested in our April and May 2004 senior secured debt financings and acquired $1,000,000 in principal amount of promissory notes and warrants to purchase 83,333 shares of common stock. Additionally, we paid Dillon Capital, Inc., an affiliate of Crestview Capital Funds, a placement agent fee of $285,000 and warrants to purchase 37,500 shares of common stock with an exercise price of $4.00 per share as consideration for services in this transaction. This indebtedness was repaid in full in August and September, 2004.

         Crestview Capital Master, LLC invested in one of our August 2004 Series A convertible preferred stock and warrant financings, and acquired 150.67 shares of Series A convertible preferred stock and warrants to purchase 75,335 shares of common stock, for which Crestview paid $1,260,000 in cash and cancelled $1,000,000 in principal amount of indebtedness. Additionally, Crestview invested in our August 2004 convertible promissory note financing and acquired $500,000 in principal amount of notes, which notes were subsequently converted into 33.33 shares of Series A convertible preferred stock and warrants to purchase up to 16,665 shares of common stock. In December 2004, Crestview exercised the additional purchase rights granted in the August 2004 financings and acquired 39.11 shares of our Series A convertible preferred stock and warrants to purchase 19,555 shares of our common stock for gross proceeds to us of approximately $586,650.

         In March 2005, several investors, including Crestview Capital Master, LLC, purchased (i) secured promissory notes of our wholly-owned subsidiary, National Coal Corporation, ("NC Tennessee") due no later than August 10, 2005, in the aggregate principal amount of $5,137,726, and (ii) an aggregate of 140,000 five-year warrants to purchase our Common Stock at an exercise price of $8.50 per share in a private placement pursuant to a series of Note and Warrant Purchase Agreements. We issued the notes and warrants at a purchase price of 100% of the principal amount of the notes. The Notes accrue interest from the 61st day after March 10, 2005 until each Note is paid in full at a rate of eighteen percent (18%) per annum. The entire amount of principal and accrued interest is due and payable on August 10, 2005. Crestview Capital Master, LLC purchased a note in this transaction in the principal amount of $2,064,090.

     OTHER TRANSACTIONS

         Jim Steuer, a selling shareholder, provided us with consulting services during the six months ending December 31, 2004.

SELLING SHAREHOLDERS TABLE

         The  following  table sets  forth:  (1) the name of each of the selling shareholders for whom we are registering shares for resale under this registration statement; (2) the number of shares of our common stock beneficially owned by each such selling shareholder prior to this offering; (3) the number of shares of our common stock offered by such selling shareholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such selling shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such selling shareholder and offered pursuant to this prospectus are sold and that each such selling shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling shareholder.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options from the Company that are currently exercisable or exercisable within 60 days of April 29, 2005 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         Pursuant to the terms of Series A convertible preferred stock and warrants held by certain of the selling shareholders, the maximum number of shares that may be acquired by any such selling shareholder upon any exercise of its warrants or conversion of its preferred shares is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by such selling shareholder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the selling shareholder for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of common stock then outstanding. The shares of common stock and percentage ownership listed in this table do not reflect these contractual limitations on a selling shareholder's ability to acquire common shares upon exercise of its warrant or conversion of its preferred shares.

         The information presented in this table is based on 13,709,728 shares of our common stock outstanding on April 28, 2005.

                                              NUMBER OF SHARES                                   NUMBER OF SHARES
                                             BENEFICIALLY OWNED                                 BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                                    AFTER OFFERING
                                        ----------------------------                         -------------------------
                                                         PERCENTAGE          NUMBER OF                     PERCENTAGE
                                                          OF SHARES        SHARES BEING                     OF SHARES
NAME OF BENEFICIAL OWNER                   NUMBER        OUTSTANDING          OFFERED          NUMBER      OUTSTANDING
------------------------------------    ------------     -----------       ------------      ----------    -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Jon Nix (1).........................       6,011,138         43.4%            3,412,500        156,250           *
Charles Kite (2)....................         181,250          1.3               150,000         31,250           *
Jeanne Bowen Nix (3)................         181,250          1.3               150,000         31,250           *
Scott Filstrup......................          25,000            *                25,000          --             --
Kenneth Scott.......................          25,000            *                25,000          --             --
Robert Heinlein ....................          25,000            *                25,000          --             --

5% SHAREHOLDERS:
Crestview Capital
   Master, LLC (4)..................       3,693,705         25.6             3,637,460         56,245           *
Stewart & Jennifer Flink (5)........       3,755,971         27.4                42,097          --             --
Jenco Capital Corporation (6).......       2,161,138         15.8             2,161,138          --             --
Nancy Hoyt Revocable Trust (7)......       3,885,682         28.1               171,808          --             --
North Sound Legacy International
   Ltd. (8).........................       1,390,497          9.4             1,390,497          --             --
SDS Capital Group
   SPC, Ltd. (9)....................         729,190          5.0               729,190          --             --

OTHER SELLING SHAREHOLDERS:
Louise Abrahams.....................           8,928            *                 8,928          --             --
Jason Adelman (10)..................         140,000          1.0               140,000          --             --
Asset Managers International
   Lmtd. (11).......................          32,010            *                32,010          --             --
Gil Avidar (12).....................          21,298            *                21,298          --             --
Matthew Balk (13)...................          12,500            *                12,500          --             --
Hillary Bergman (14).................          8,750            *                 8,750          --             --
Big Bend XII
   Investments, LP (15).............         558,452          4.0               558,452          --             --
Big Bend XIV
   Investments, LP (16)..............        156,250          1.1               156,250          --             --
Blackpool Partners, LLC (17)........          21,463            *                21,463          --             --
Chris Carameros.....................          50,000            *                50,000          --             --
CD Investment Partners, Ltd. (18)...         138,197            *               121,697         16,500           *

                                              NUMBER OF SHARES                                   NUMBER OF SHARES
                                             BENEFICIALLY OWNED                                 BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                                    AFTER OFFERING
                                        ----------------------------                         -------------------------
                                                         PERCENTAGE          NUMBER OF                     PERCENTAGE
                                                          OF SHARES        SHARES BEING                     OF SHARES
NAME OF BENEFICIAL OWNER                   NUMBER        OUTSTANDING          OFFERED          NUMBER      OUTSTANDING
------------------------------------    ------------     -----------       ------------      ----------    -----------
Joel Chestler (19)..................          39,412            *                39,412          --             --
Rob Chmiel (20).....................         118,750            *                25,000         93,750           *
Murphy Christina....................         178,674          1.3               178,674          --             --
James A. Corydon (21)...............          34,972            *                 8,928          --             --
James A. Corydon Basic
   Profit Sharing Plan (22).........           8,928            *                 8,928          --             --
Crestview Capital
   Partners LLC (23)................          20,169            *                20,169          --             --
Crestview Warrant
   Fund, LP (24)....................          24,011            *                24,011          --             --
Cumberland Timber
   Company, LLC (25)................          75,000            *                75,000          --             --
DJ Enterprises, LLC (26)............           2,232            *                 2,232          --             --
Dara Fieldman (27)..................          10,778            *                10,778          --             --
Jon Fieldman........................           6,696            *                 6,696          --             --
William D. Forster..................           8,928            *                 8,928          --             --
Scott P. George (28)................          12,543            *                12,543          --             --
GLL Single Strategy, L.P (29).......         150,190          1.1               150,190          --             --
Steven J. Halpern (30)..............         302,184          2.2               278,173          --             --
Mario Harford.......................         284,500          2.1               284,500          --             --
Jacob Capital, LLC (31).............          32,733            *                32,733          --             --
JMJ Realty Corp. (32)...............          89,511            *                89,511          --             --
John Kalb...........................          77,909            *                77,909          --             --
Richard P. Kiphart (33).............         158,148          1.2                83,148          --             --
Lachman Family Limited Partnership
   (34).............................         106,496            *               106,496          --             --
Joseph Levy Jr. Declaration of Trust                                                             --             --
   UAD May 1, 1986 (35).............          22,671            *                22,671          --             --
National Finance Services, LLC as
   custodian for Nathan A. Low
   Roth IRA (36)....................          69,157            *                69,157          --             --
Gary Meller (37)....................          18,748            *                 4,910          --             --
Gary Meller IRA (38)................           8,928            *                 8,928          --             --
Maureen Meller (39).................          18,748            *                 4,910          --             --
Steve Mischel.......................          17,857            *                17,857          --             --

                                              NUMBER OF SHARES                                   NUMBER OF SHARES
                                             BENEFICIALLY OWNED                                 BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                                    AFTER OFFERING
                                        ----------------------------                         -------------------------
                                                         PERCENTAGE          NUMBER OF                     PERCENTAGE
                                                          OF SHARES        SHARES BEING                     OF SHARES
NAME OF BENEFICIAL OWNER                   NUMBER        OUTSTANDING          OFFERED          NUMBER      OUTSTANDING
------------------------------------    ------------     -----------       ------------      ----------    -----------
North Sound Legacy
   Fund LLC (40)....................          41,517            *                41,517          --             --
North Sound Legacy Institutional
   Fund LLC (41)....................         643,359          4.5               643,359          --             --
Robert Pardue (42)..................         148,475          1.1               142,225          6,250           *
Perdase Holdings, Inc. (43).........         100,000            *               100,000          --             --
Harmon A. Phillips..................           5,000            *                 5,000          --             --
Brad Reifler (44)...................           8,750            *                 8,750          --             --
RHP Master Fund Ltd. (45)...........          69,157            *                69,157          --             --
RLA 1993 Trust #1 (46)..............          37,946            *                37,946          --             --
RLA 1993 Trust #4 (47)..............          13,393            *                13,393          --             --
Eugene V. Rintels (48)..............          81,821            *                81,821          --             --
Gene V. Rintels Special
   Trust #1 (49)....................          42,410            *                42,410          --             --
Byron Rubin (50)....................          77,317            *                77,317          --             --
Gerald J. Rubin (51)................         671,219          4.9               671,219          --             --
Sands Brothers Venture
   Capital LLC (52).................           4,464            *                 4,464          --             --
Sands Brothers Venture
   Capital II LLC (53)..............           2,232            *                 2,232          --             --
Sands Brothers Venture
   Capital III LLC (54).............          33,482            *                33,482          --             --
Sands Brothers Venture
   Capital IV LLC (55)..............           4,464            *                 4,464          --             --
Eric Singer (56)....................           5,000            *                 5,000          --             --
Bernice Starrett (57)...............          37,041            *                 5,208          --             --
Bernice M. Starrett Profit Sharing
   Plan -Bernice M. Starrett
   Trustee (58).....................          31,833            *                31,833          --             --
Stonestreet L.P. (59)...............          68,776            *                68,776          --             --
Stern Capital (60)..................          12,500            *                12,500          --             --
Jim Steuer..........................           4,757            *                 4,757          --             --
Sheldon J. Stillman
   Trust 10/92 (61).................          13,392            *                13,392          --             --
Tiberius Investments &
   Capital (62).....................          47,448            *                47,448          --             --

                                              NUMBER OF SHARES                                   NUMBER OF SHARES
                                             BENEFICIALLY OWNED                                 BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                                    AFTER OFFERING
                                        ----------------------------                         -------------------------
                                                         PERCENTAGE          NUMBER OF                     PERCENTAGE
                                                          OF SHARES        SHARES BEING                     OF SHARES
NAME OF BENEFICIAL OWNER                   NUMBER        OUTSTANDING          OFFERED          NUMBER      OUTSTANDING
------------------------------------    ------------     -----------       ------------      ----------    -----------
Thomas J. Ginley Life Insurance
   Trust U/A Dtd. 1-22-97 (63)......          17,116            *                17,116          --             --
Treeline Investment
   Partners, L.P. (64)..............          27,931            *                27,931          --             --
David Valentine (65)................          71,315            *                71,315          --             --
Whalehaven Capital LP (66)..........          11,819            *                11,819          --             --
Whalehaven Fund Limited (67)........          11,819            *                11,819          --             --
William Blair & Company (68)........          75,000            *                75,000          --             --
Woodland Financial
   Group, LLC (69)..................          98,432            *                98,432          --             --
Joseph Yasgur (70)..................          93,975            *                 4,464          --             --
TOTAL:                                                                       17,188,996          --             --

----------
*       Less than 1%

(1) Consists of (i) 3,568,750 shares of common stock, (ii) 2,161,138 shares of common stock held by Jenco Capital Corporation over which Mr. Nix has voting and investment power, (iii) 100,000 shares of common stock held by Perdase Holdings, Inc. over which Mr. Nix has voting and investment power, and (iv) 181,250 shares of common stock beneficially owned by Mr. Nix's spouse, Jeanne Bowen Nix.

(2) Consists of (i) 150,000 shares of common stock, and (ii) 31,250 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before June 28, 2005.

(3) Consists of (i) 150,000 shares of common stock, and (ii) 31,250 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before June 28, 2005. Does not include 5,829,888 shares of common stock beneficially owned by Ms. Nix's spouse, Jon Nix.

(4) Consists of (i) 2,968,132 shares of common stock, and (ii) 725,573 shares of common stock that may be acquired from us upon exercise of outstanding warrants and conversion of outstanding convertible preferred equity securities. Stewart Flink, Robert Hoyt and Daniel Warsh exercise voting and investment authority over the shares held by this selling shareholder.

(5) Consists of (i) 17,106 shares of common stock, (ii) 24,991 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities, and (iii) 3,713,874 shares of common stock beneficially owned by Crestview Capital Master, LLC and Crestview Capital Partners, LLC over which Stewart Flink has voting and investment power.

(6) Jon Nix exercises voting and investment authority over the shares held by this selling shareholder.

(7) Consists of (i) 66,808 shares of common stock, (ii) 105,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities, and (iii) 3,713,874 shares of common stock beneficially owned by Crestview Capital Master, LLC and Crestview Capital Partners, LLC over which Robert Hoyt, Nancy Hoyt's husband, has voting and investment power. Nancy Hoyt exercises voting and investment authority over the shares held by this selling shareholder.

(8) Consists of (i) 318,507 shares of common stock, and (ii) 1,071,990 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Thomas McAuley, Chief Investment Officer of North Sound Capital, LLC, Investment Advisor to North Sound Legacy International Ltd., may be deemed to exercise voting and investment authority over the shares held by this selling shareholder.

(9) Consists of (i) 62,500 shares of common stock, and (ii) 666,690 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred debt securities. Steve Derby exercises voting and investment authority over the shares held by this selling shareholder.

(10) Consists of 140,000 shares of common stock that may be acquired form us upon exercise of warrants.

(11) Consists of 32,010 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Osker Lewnowski exercises voting and investment authority over the shares held by this selling shareholder.

(12) Consists of (i) 9,298 shares of common stock, and (ii) 12,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(13) Consists of 12,500 shares of common stock that may be acquired form us upon exercise of warrants.

(14) Consists of 8,750 shares of common stock that may be acquired form us upon exercise of warrants.

(15) Consists of (i) 158,461 shares of common stock, and (ii) 399,991 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Morton H. Myerson exercises voting and investment authority over the shares held by this selling shareholder.

(16) Morton H. Myerson exercises voting and investment authority over the shares held by this selling shareholder.

(17) Consists of (i) 9,463 shares of common stock, and (ii) 12,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. J. Douglas Ralston exercises voting and investment authority over the shares held by this selling shareholder.

(18) Consists of (i) 66,197 shares of common stock, and (ii) 72,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. CD Capital Management LLC, as the investment manager of CD Investment Partners, Ltd., and John D. Ziegleman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the shares held by this selling shareholder.

(19) Consists of (i) 27,412 shares of common stock, and (ii) 12,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(20) Consists of (i) 25,000 shares of common stock, and (ii) 93,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before June 28, 2005.

(21) Consists of (i) 8,928 shares of common stock, (ii) 8,928 shares of common stock held by the James A. Corydon Basic Profit Sharing Plan over which Mr. Corydon has voting and investment power, and (iii) 17,116 shares of common stock beneficially owned by the Thomas J. Ginley Life Insurance Trust U/A Dtd 1-22-97 over which Mr. Corydon has voting and investment power.

(22) James A. Corydon exercises voting and investment authority over the shares held by this selling shareholder.

(23) Stewart Flink, Robert Hoyt and Daniel Waral exercise voting and investment authority over the shares held by this selling shareholder.

(24) Steven Halpern exercises voting and investment authority over the shares held by this selling shareholder.

(25) Charles Taylor exercises voting and investment authority over the shares held by this selling shareholder.

(26) Robert Goldstein exercises voting and investment authority over the shares held by this selling shareholder.

(27) Consists of (i) 4,778 shares of common stock, and (ii) 6,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(28) Consists of (i) 6,543 shares of common stock, and (ii) 6,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(29) Consists of (i) 90,190 shares of common stock, and (ii) 60,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Steve Gilboy exercises voting and investment authority over the shares held by this selling shareholder.

(30) Consists of (i) 108,165 shares of common stock, (ii) 170,008 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities, and (iii) 24,011 shares of common stock beneficially owned by Crestview Warrant Fund, LP over which Mr. Halpern has voting and investment power.

(31) Consists of (i) 12,725 shares of common stock, and (ii) 20,008 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Richard Levy exercises voting and investment authority over the shares held by this selling shareholder.

(32) Joseph Yasgur exercises voting and investment authority over the shares held by this selling shareholder.

(33) Consists of (i) 23,148 shares of common stock, (ii) 60,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities, and (iii) 75,000 shares of common stock beneficially owned by William Blair & Company over which Mr. Kiphart has voting and investment power.

(34) Consists of (i) 46,496 shares of common stock, and (ii) 60,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Ronald Lachman and Mary Ann Lachman exercise voting and investment authority over the shares held by this selling shareholder.

(35) Consists of (i) 10,671 shares of common stock, and (ii) 12,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Joseph Levy Jr. exercises voting and investment authority over the shares held by this selling shareholder.

(36) Consists of (i) 15,846 shares of common stock, and (ii) 53,311 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Nathan Low exercises voting and investment authority over the shares held by this selling shareholder.

(37) Consists of (i) 4,910 shares of common stock, (ii) 8,928 shares of common stock held by the Gary Meller IRA over which Mr. Meller has voting and investment power, and (iii) 4,910 shares of common stock held by Mr. Meller's spouse, Maureen Meller.

(38) Gary Meller exercises voting and investment authority over the shares held by this selling shareholder.

(39) Consists of (i) 4,910 shares of common stock and (ii) 13,838 shares of common stock beneficially owned by Ms. Meller's spouse, Gary Meller.

(40) Consists of (i) 9,507 shares of common stock, and (ii) 32,010 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Thomas McAuley, Chief Investment Officer of North Sound Capital LLC, manager of Sound Legacy Fund LLC may be deemed to exercise voting and investment authority over the shares held by this selling shareholder.

(41) Consists of (i) 147,369 shares of common stock, and (ii) 495,990 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Thomas McAuley, Chief Investment Officer of North Sound Capital LLC, manager of Sound Legacy Institutional Fund may be deemed to exercise voting and investment authority over the shares held by this selling shareholder.

(42) Consists of (i) 142,225 shares of common stock, and (ii) 6,250 shares of Common Stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable on or before June 28, 2005.

(43) Jon Nix exercises voting and investment authority over the shares held by this selling shareholder.

(44) Consists of 8,750 shares of common stock that may be acquired from us upon exercise of warrants.

(45) Consists of (i) 15,846 shares of common stock, and (ii) 53,311 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the shares owned by the RHP Master Fund.

(46) Richard Abrahams exercises voting and investment authority over the shares held by this selling shareholder.

(47) Richard Abrahams exercises voting and investment authority over the shares held by this selling shareholder.

(48) Consists of (i) 31,813 shares of common stock, and (ii) 50,008 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(49) Phil Ryan, Trustee, exercises voting and investment authority over the shares held by this selling shareholder.

(50) Consists of (i) 72,652 shares of common stock, (ii) 4,665 shares of common stock that may be acquired from us upon exercise of warrants.

(51) Consists of (i) 649,219 shares of common stock, and (ii) 22,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(52) Steven Sands exercises voting and investment authority over the shares held by this selling shareholder.

(53) Steven Sands exercises voting and investment authority over the shares held by this selling shareholder.

(54) Steven Sands exercises voting and investment authority over the shares held by this selling shareholder.

(55) Steven Sands exercises voting and investment authority over the shares held by this selling shareholder.

(56) Consists of 5,000 shares of common stock that may be acquired from us upon exercise of warrants.

(57) Consists of (i) 5,208 shares of common stock, and (ii) 31,833 shares of common stock held by the Bernice M. Starrett Profit Sharing Plan - Bernice Starrett Trustee over which Ms. Starrett has voting and investment power.

(58) Bernice Starrett, Trustee, exercises voting and investment authority over the shares held by this selling shareholder.

(59) Consists of (i) 20,276 shares of common stock, and (ii) 48,500 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Michael Finkelstein, President of Stonestreet L.P. exercises voting and investment authority over the shares held by this selling shareholder.

(60) Consists of 12,500 shares of common stock that may be acquired from us upon exercise of warrants. Surinder Ramatra exercises voting and investment authority over the shares held by this selling shareholder.

(61) Sheldon J. Stillman exercises voting and investment authority over the shares held by this selling shareholder.

(62) Consists of (i) 12,462 shares of common stock, and (ii) 34,986 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Navin Raju Dadlani, the Director of Tiberius Investment & Capital, exercises voting and investment authority over the shares held by this selling shareholder.

(63) Consists of (i) 12,108 shares of common stock, and (ii) 5,008 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. James A. Corydon, Trustee of the Thomas J. Ginley Life Insurance Trust DTD 1-22-97 exercises voting and investment authority over the shares held by this selling shareholder.

(64) Consists of (i) 24,598 shares of common stock, and (ii) 3,333 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Sean Deson, Managing Member of Treeline Investment Partners, L.P., exercises voting and investment authority over the shares held by this selling shareholder.

(65) Consists of (i) 66,315 shares of common stock, and (ii) 51,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities.

(66) Consists of (i) 8,319 shares of common stock and (ii) 3,500 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Evan Schemenauer, Arthur Jones and Jennifer Kelly exercise voting and investment authority over the shares held by this selling shareholder.

(67) Consists of (i) 8,319 shares of common stock and (ii) 3,500 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Evan Schemenauer, Arthur Jones and Jennifer Kelly exercise voting and investment authority over the shares held by this selling shareholder.

(68) Consists of 75,000 shares of common stock that may be acquired from us upon exercise of warrants. Richard Kiphart exercises voting and investment authority over the shares held by this selling shareholder.

(69) Consists of (i) 68,432 shares of common stock, and (ii) 30,000 shares of common stock that may be acquired from us upon exercise of warrants and conversion of convertible preferred equity securities. Patrick J. Kelly, Thomas N. Kelly, Laura K. McGrath and Stephen M. Schuster exercise voting and investment authority over the shares held by this selling shareholder.

(70) Consists of (i) 4,464 shares of common stock and (ii) 89,511 shares of common stock held by JMJ Realty Corp. over which Mr. Yasgur has voting and investment power.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the NASDAQ SmallCap Stock Market or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

         o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in making short sales or in transactions to cover short sales;

         o        put or call option transactions relating to the shares; and

         o        any other method permitted under applicable law.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the

Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, will pass upon the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

         The consolidated financial statements of National Coal Corp. as of December 31, 2004, and for the year then ended, and the 11-month period from inception (January 30, 2003) to December 31, 2003, incorporated by reference into this Prospectus and Registration Statement have been audited by Gordon, Hughes & Banks, LLP, independent registered accountants, as set forth on its report thereon incorporated by reference, and are included in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation and bylaws, each as amended, provide that we shall be entitled but not obligated to indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of Florida General Corporation Act, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment.

         Insofar as indemnification for claims arising under the Securities Act may be permitted to directors, officers or persons controlling Ramp pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-KSB for the year ended December 31, 2004 (File No. 000-26509);

         2. Our Current Report on Form 8-K dated December 29, 2005, filed January 3, 2005 (File No. 000-26509);

         3. Our Current Report on Form 8-K dated January 12, 2005, filed January 19, 2005 (File No. 000-26509);

         4. Our Current Report on Form 8-K dated January 20, 2005, filed January 26, 2005 (File No. 000-26509);

         5. Our Current Report on Form 8-K dated February 8, 2005, filed February 10, 2005 (File No. 000-26509);

         6. Our Current Report on Form 8-K dated February 10, 2005, filed February 16, 2005 (File No. 000-26509);

         7. Our Current Report on Form 8-K dated March 10, 2005, filed March 15, 2005 (File No. 000-26509);

         8. Our Current Report on Form 8-K dated March 31, 2005, filed April 4, 2005 (File No. 000-26509);

         9. Our Current Report on Form 8-K dated April 19, 2005, filed April 25, 2005 (File No. 000-26509);

         10. Our Current Report on Form 8-K dated April 28, 2005, filed May 3, 2005 (File No. 000-26509);

         11. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 10-SB as filed on June 25, 1999 (File No. 000-26509), including any amendment or report filed for the purpose of updating such description; and

         12. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to May 2, 2005, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at National Coal Corp. 8915 George William Road, Knoxville, Tennessee 37923, telephone number (865) 690-6900, Attention: Mark Oldham.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                          AMOUNT
                                                                         -------
Registration fee - Securities and Exchange Commission ............       $19,949
Legal fees and expenses ..........................................        60,000
Accounting fees and expenses .....................................        15,000
Miscellaneous expenses ...........................................         5,000
                                                                         -------
     Total .......................................................       $84,949


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our articles of incorporation, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

         Under Florida law, we have the power to indemnify our directors and officers, and persons serving as officers, directors, employees or agents of another entity at our request, against claims arising in connection with their service to us except when an director's or officer's conduct involves:

         o        violations   of  criminal   laws,   unless  the  director  had
                  reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o        deriving an improper personal benefit from a transaction;

         o        voting for or assenting to an unlawful distribution; or

         o        willful  misconduct  or  conscious   disregard  for  our  best
                  interests in a proceeding by or in the right of a shareholder.

         Article F of our bylaws provides that we will indemnify our directors and officers, as well as any directors, officers, employees or agents of another entity, for which such person serves at the request of National Coal, for monetary damages in civil actions if they have acted in good faith and held a reasonable belief that his or her actions were in the best interest of the Company, and in criminal actions or proceedings if such person has acted without reasonable ground for belief that such action was unlawful.

         Notwithstanding anything to the contrary in our articles of incorporation or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to the management or policy of the Company, unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes:

         o        a  violation  of  criminal   law,   unless  the  director  had
                  reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful;

         o a transaction from which the director derived an improper personal benefit;

         o        an unlawful distribution;

         o in a proceeding by or in the right of us or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or

         o in a proceeding brought by someone other than us or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

         In addition to the indemnification required in our articles of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also maintain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

ITEM 16.  EXHIBITS.

         (a)      The following exhibits are filed herewith:

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------          ---------------------------------------------------------------


4.1              Articles of Incorporation of National Coal Corp.,  dated August
                 8, 1995. (1)

4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996. (1)

4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
                 (2)

4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004.*

4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005.*

4.7              Amended and Restated Bylaws of National Coal Corp.*

4.8 Credit Agreement by and between National Coal Corporation and D.B. Zwirn Special Opportunities Fund, L.P. as lender, and administrative agent for the lenders, dated November 26, 2004.*

4.9 Form of Note and Warrant Purchase Agreements, dated April 15, 2004, including Form of Secured Promissory Note and Form of Common Stock Purchase Warrant attached as exhibits thereto. (3)

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------          ---------------------------------------------------------------

4.10 Security and Pledge Agreement, dated April 15, 2004, by and among National Coal Corp., National Coal Corporation and Stewart Flink, as agent for himself and the holders of secured promissory notes. (3)

4.11             Subordination   Agreement,   dated  April  15,  2004,  made  by
                 Crestview Capital Master, LLC in favor of Stewart Flink, as agent for himself and the holders of secured promissory notes.
                 (3)

4.12             Investor  Rights  Agreement by and between  National Coal Corp.
                 and the Purchasers listed on Schedule I thereto, dated August 31, 2004.*

4.13             Investor  Rights  Agreement by and between  National Coal Corp.
                 and CD Investment Partners, Ltd., dated August 31, 2004.*

4.14 Note Purchase Agreement by and between National Coal Corp. and the persons listed on Schedule I thereto, with respect to Registrant's 8% Convertible Promissory Notes, dated August 31, 2004, including Form of 8% Convertible Promissory Note and Form of Common Stock Purchase Warrant.*

4.15             Investor  Rights  Agreement by and between  National Coal Corp.
                 and Crestview Capital Master, LLC and SDS Capital Group SPC, Ltd., dated August 31, 2004.*

4.16 Convertible Promissory Note issued by National Coal Corporation to The Webb Group in the amount of $1,503,016.67, as amended, dated March 25, 2003. (4)

4.17 Convertible Promissory Note issued by National Coal Corporation to The Webb Group in the amount of $1,691,885.67, dated March 25, 2003. (4)

4.18 Promissory Note issued by National Coal Corporation to Webb Group Financial Services, Inc. for $75,000, dated September 25, 2003. (4)

4.19 Promissory Note issued by National Coal Corporation to Webb Group Financial Services, Inc. for $195,314.30, dated September 30, 2003. (4)

5.1              Opinion of Stubbs, Alderton and Markiles, LLP.*

23.1             Consent  of Stubbs,  Alderton  &  Markiles,  LLP  (included  in
                 Exhibit 5.1).*

23.2             Consent of Gordon, Hughes & Banks, LLP.
----------
*    Previously filed.
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Current Report on Form 8-K (dated April 15, 2004), filed April 29, 2004.
(4)  Incorporated by reference to our Current Report on Form 8-K (dated March 1,
     2004), filed March 2, 2004.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (a)      Rule 415 Offering

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information on the plan of distribution;

                  (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3)      To   remove   from   registration   by   means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e)      Request for Acceleration of Effective Date

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f)      Reliance on Rule 430A

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Knoxville, State of Tennessee, on May 6, 2005.

                                     NATIONAL COAL CORP.

                                     By:              /s/ John Nix
                                          -------------------------------------
                                                         JON NIX
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jon Nix and Mark A. Oldham, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          NAME                            TITLE                          DATE
          ----                            -----                          ----

  /s/ Jon Nix               President and Chief Executive            May 6, 2005
-----------------------         Officer and Director
        Jon Nix                 (Principal Executive Officer)


  /s/ Mark A. Oldham        Chief Financial Officer and Director     May 6, 2005
-----------------------         (Principal Financial Officer)
    Mark A. Oldham

  /s/ Scott Filstrup        Director                                 May 6, 2005
-----------------------
    Scott Filstrup

  /s/ Robert Heinlein       Director                                 May 6, 2005
-----------------------
    Robert Heinlein

  /s/ Kenneth Scott         Director                                 May 6, 2005
-----------------------
     Kenneth Scott

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------          ---------------------------------------------------------------


4.1              Articles of Incorporation of National Coal Corp.,  dated August
                 8, 1995. (1)

4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996. (1)

4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
                 (2)

4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004.*

4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005.*

4.7              Amended and Restated Bylaws of National Coal Corp.*

4.8 Credit Agreement by and between National Coal Corporation and D.B. Zwirn Special Opportunities Fund, L.P. as lender, and administrative agent for the lenders, dated November 26, 2004.*

4.9 Form of Note and Warrant Purchase Agreements, dated April 15, 2004, including Form of Secured Promissory Note and Form of Common Stock Purchase Warrant attached as exhibits thereto. (3)

4.10 Security and Pledge Agreement, dated April 15, 2004, by and among National Coal Corp., National Coal Corporation and Stewart Flink, as agent for himself and the holders of secured promissory notes. (3)

4.11             Subordination   Agreement,   dated  April  15,  2004,  made  by
                 Crestview Capital Master, LLC in favor of Stewart Flink, as agent for himself and the holders of secured promissory notes.
                 (3)

4.12             Investor  Rights  Agreement by and between  National Coal Corp.
                 and the Purchasers listed on Schedule I thereto, dated August 31, 2004.*

4.13             Investor  Rights  Agreement by and between  National Coal Corp.
                 and CD Investment Partners, Ltd., dated August 31, 2004.*

4.14 Note Purchase Agreement by and between National Coal Corp. and the persons listed on Schedule I thereto, with respect to Registrant's 8% Convertible Promissory Notes, dated August 31, 2004, including Form of 8% Convertible Promissory Note and Form of Common Stock Purchase Warrant.*

4.15             Investor  Rights  Agreement by and between  National Coal Corp.
                 and Crestview Capital Master, LLC and SDS Capital Group SPC, Ltd., dated August 31, 2004.*

4.16 Convertible Promissory Note issued by National Coal Corporation to The Webb Group in the amount of $1,503,016.67, as amended, dated March 25, 2003. (4)

4.17 Convertible Promissory Note issued by National Coal Corporation to The Webb Group in the amount of $1,691,885.67, dated March 25, 2003. (4)

4.18 Promissory Note issued by National Coal Corporation to Webb Group Financial Services, Inc. for $75,000, dated September 25, 2003. (4)


                                      EX-1

4.19 Promissory Note issued by National Coal Corporation to Webb Group Financial Services, Inc. for $195,314.30, dated September 30, 2003. (4)

5.1              Opinion of Stubbs, Alderton and Markiles, LLP.*

23.1             Consent  of Stubbs,  Alderton  &  Markiles,  LLP  (included  in
                 Exhibit 5.1).*

23.2             Consent of Gordon, Hughes & Banks, LLP.
----------
*    Previously filed.
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Current Report on Form 8-K (dated April 15, 2004), filed April 29, 2004.
(4)  Incorporated by reference to our Current Report on Form 8-K (dated March 1,
     2004), filed March 2, 2004.


                                      EX-2